UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2011

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2011, UGI Utilities, Inc. ("UGI Utilities"), a wholly owned subsidiary of UGI Corporation, entered into an unsecured, revolving Credit Agreement (the "Credit Agreement") among UGI Utilities, as borrower, PNC Bank, National Association, as administrative agent, Citizens Bank of Pennsylvania, as syndication agent, PNC Capital Markets LLC and RBS Citizens, N.A., as joint lead arrangers and joint bookrunners, and PNC Bank, National Association, Citizens Bank of Pennsylvania, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, The Bank of New York Mellon, and the other financial institutions from time to time parties thereto (collectively, the "Lenders"). Concurrently with entering into the Credit Agreement, UGI Utilities terminated its existing $350 million revolving credit agreement dated as of August 11, 2006 by and among UGI Utilities, as borrower, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), as syndication agent, Citibank, N.A., as administrative agent and the other financial institutions parties thereto.

Under and subject to the terms and conditions of the Credit Agreement, the Lenders have committed to provide loans to UGI Utilities in an aggregate amount of $300 million, including a letter of credit subfacility of up to $100 million and swing line advances of up to $30 million. In addition, UGI Utilities may request an increase in the amount of loan commitments under the Credit Agreement to a maximum aggregate amount of $400 million. UGI Utilities may use the proceeds of loans made under the Credit Agreement for working capital, acquisitions, capital expenditures and other general corporate purposes, including for its subsidiaries.

Revolving Credit Advances (as defined in the Credit Agreement) that are Base Rate Advances (as defined in the Credit Agreement) will bear interest at a rate equal to the sum of (1) the highest of (a) the federal funds open rate plus 0.50%, (b) the prime rate, or (c) the daily LIBOR rate plus 1.0%, and (2) the Applicable Margin, each as in effect on the date of the borrowing. The Applicable Margin will be based on the credit ratings assigned to certain indebtedness of UGI Utilities. Revolving Credit Advances that are Eurodollar Rate Advances (as defined in the Credit Agreement) will bear interest at a rate equal to the sum of (1) the London interbank offered rates divided by a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage (as defined in the Credit Agreement), and (2) the Applicable Margin (as defined in the Credit Agreement).

In connection with the issuance of a letter of credit, UGI Utilities will pay (1) a quarterly fee equal to the Applicable Margin for Eurodollar Rate Advances in effect on such date, and (2) a quarterly fronting fee equal to .125% of the face amount of the letter of credit, plus administrative expenses. Each swing line advance will bear interest at a rate equal to the sum of the daily LIBOR rate plus the Applicable Margin for Eurodollar Rate Advances as in effect on such date.

The Credit Agreement has a termination date of May 23, 2012. The termination date may be extended to October 31, 2015 if, on or before May 23, 2012, UGI Utilities satisfies certain requirements relating to approval of the Credit Agreement by the Pennsylvania Public Utility Commission. UGI Utilities intends to seek such regulatory approval. UGI Utilities may voluntarily prepay its borrowings under the Credit Agreement, in whole or in part, without any premium or penalty.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants regarding the maintenance of a financial ratio, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, maintenance of properties and insurance, limitations on liens, restrictions on mergers and restrictions on sales of all or substantially all of UGI Utilities' assets, and limitations on changes in the nature of UGI Utilities' business.

The Credit Agreement provides for customary events of default, including, among other things, the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other UGI Utilities indebtedness of a specified amount, the bankruptcy or insolvency of UGI Utilities, monetary judgment defaults of a specified amount, a change of control of UGI Utilities, and ERISA defaults resulting in liability of a specified amount. In the event of a default by UGI Utilities, the requisite number of Lenders (or the agent at their request) may declare all amounts owed under the Credit Agreement and outstanding Letters of Credit immediately due and payable and terminate the Lenders’ commitments to make loans under the Credit Agreement. For defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable. Under the terms of the Credit Agreement, a 2% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

A copy of the Credit Agreement, filed as Exhibit 10.1 to UGI Utilities’ Form 8-K dated May 25, 2011, is incorporated herein by reference. The summary of the terms of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On May 25, 2011, UGI Utilities terminated without penalty its revolving credit agreement dated as of August 11, 2006 as described in Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

May 27, 2011	By:	Robert C. Flexon

Name: Robert C. Flexon
Title: Chief Financial Officer